CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. 7 year Fixed to Floating Rate Notes due April 18, 2018	$2,904,000	$337.15

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
April 13, 2011
PRICING SUPPLEMENT
(To Prospectus dated April 2, 2009, and
Prospectus Supplement dated April 9, 2009)

HSBC USA Inc.
Fixed to Floating Rate Notes

} This pricing supplement relates to:

-  $2,904,000 7 year Fixed to Floating Rate Notes due April 18, 2018

} Return of principal at maturity, subject to the credit risk of HSBC USA Inc.

} Quarterly coupon payments at a fixed rate  of 3.25% per annum for the first two years of the term of the Notes and based upon the 3-Month LIBOR plus a spread of 1.00% per annum, subject to a cap of 6.50% per annum, thereafter.

The Notes offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes.  HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-9 of this pricing supplement.

Investment in the Notes involves certain risks.  You should refer to “Risk Factors” beginning on page PS-5 of this document and page S-3 of the accompanying prospectus supplement.

	Price to Public1	Fees and Commissions2	Proceeds to Issuer
Per Note	At variable prices	$10.003	$990.003
Total	At variable prices	$29,040.00	$2,874,960.00

1 HSBC USA Inc. sold the Notes from time to time in one or more negotiated transactions at varying prices determined at the time of each sale; provided, however, that such price was not less than $980.00 per principal amount of Notes and not more than $1,000.00 per principal amount of Notes.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-9 of this pricing supplement.
2 See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-9 of this pricing supplement.
3 The Fees and Commissions Per Note and Proceeds to Issuer Per Note are based on the weighted average discounts and commissions of 1.00% paid by HSBC USA Inc. or one of its affiliates.

HSBC USA Inc.

Fixed to Floating Rate Notes

The offering of Fixed to Floating Notes due April 18, 2018 (the “Notes”) will have the terms described in this pricing supplement and the accompanying prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  In reviewing the accompanying prospectus supplement, all references to “Reference Asset” therein shall refer to the applicable Coupon Rate (as defined below).

This pricing supplement relates to a single offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. with quarterly Coupon payments, at a fixed rate for the first two years of the term of the Notes and at a rate equal to the 3-Month LIBOR plus a spread, subject to the Cap, for the remainder of the term of the Notes.  The following key terms relate to the offering of these Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note.

Trade Date:	April 13, 2011

Pricing Date:	April 13, 2011

Original Issue Date:	April 18, 2011

Maturity Date:	April 18, 2018, or if such day is not a Business Day, the next succeeding Business Day.

Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Principal Amount of your Notes plus the final Coupon.

Coupon:	The Coupon is paid quarterly and is based upon the applicable Coupon Rate set forth below. The Coupon payable will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Coupon Rate:
For each Coupon Payment Period between the Original Issue Date and the second anniversary of the Original Issue Date (the "Fixed Rate Payment Period"):  3.25% per annum.
For each Coupon Payment Period following the Fixed Rate Payment Period (the "Floating Rate Payment Period"): a rate per annum equal to the lesser of (a) the 3-Month LIBOR on the applicable Coupon Determination Date (as defined below) plus 1.00% per annum, and (b) the Cap,  subject to the minimum Coupon Rate of 0.00% per annum. The Coupon Rate with respect to each Floating Rate Payment Period will be reset quarterly on the applicable Coupon Determination Date.

Coupon Payment Periods:
The period beginning on and including the Original Issue Date and ending on but excluding the first Coupon Payment Date, and each successive period beginning on and including a Coupon Payment Date and ending on but excluding the next succeeding Coupon Payment Date.

Cap:	6.50% per annum

3-Month LIBOR:
The London Interbank Offered Rate (British Banker’s Association) for deposits in U.S. dollars for a period of three months that appears on Reuters page “LIBOR01”, as of 11:00 a.m., London time, on the “Coupon Determination Date,” which is, with respect to any Floating Rate Coupon Period, the date which is two London Banking Days immediately preceding such Floating Rate Coupon Period.  For example, we expect that July 16, 2013 (which is two scheduled London Banking Days prior to the scheduled July 18, 2013 Coupon Payment Date during the Floating Rate Payment Period) will be the Coupon Determination Date with respect to the Floating Rate Coupon Period commencing on, and including, July 18, 2013 to, and excluding October 18, 2013.  If, on any date the 3-Month LIBOR is to be determined, the 3-Month LIBOR cannot be determined as described above, the calculation agent will determine the 3-Month LIBOR in accordance with the procedures set forth under “Description of Notes—LIBOR Notes” in the accompanying prospectus supplement.

Coupon Payment Dates:
The 18th calendar day of each July, October, January and April, commencing on July 18, 2011, up to and including the Maturity Date, provided that if any such day is not a Business Day, the relevant Coupon Payment Date shall be the next succeeding Business Day and interest will continue to accrue, except that if such Business Day is in the next succeeding calendar month, the Coupon Payment Date will be the immediately preceding Business Day. If the Maturity Date falls on a date that is not a Business Day, payment of the Coupon and principal will be made on the next succeeding Business Day, and no interest will accrue for the period from and after the originally scheduled Maturity Date.

London Banking Day:	A day on which commercial banks are open for business, including dealings in U.S. Dollars, in the city of London, England.

Business Day:
Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York provided that, with respect to any Coupon Payment Date during the Floating Rate Payment Period, the day is also a London Banking Day.

CUSIP/ISIN:	4042K1FL2 / US4042K1FL27

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

GENERAL

This pricing supplement relates to a single offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. with quarterly Coupon payments at a fixed rate for the first two years of the term of the Notes and at a rate equal to the 3-Month LIBOR plus a spread, subject to the Cap and the Floor, for the remainder of the term of the Notes.  Each Coupon is calculated based on the rate applicable to the relevant Fixed Rate Payment Period or Floating Rate Payment Period; however, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any such rate or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-5 of this pricing supplement and page S-3 of the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.  As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this pricing supplement relates.  Before you invest in the Notes, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

COUPON

The Coupon is paid quarterly and is based upon the applicable Coupon Rate.  The Coupon payable will be computed on the basis of a 360-day year consisting of twelve 30-day months.  The Coupon Payment Dates are the 18th calendar day of each July, October, January and April, commencing on July 18, 2011, up to and including the Maturity Date, provided that if any such day is not a Business Day, the relevant Coupon Payment Date shall be the next succeeding Business Day and interest will continue to accrue, except that if such Business Day is in the next succeeding calendar month, the Coupon Payment Date will be the immediately preceding Business Day. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-18 in the accompanying prospectus supplement.

CALCULATION AGENT

We or one of our affiliates will act as calculation agent with respect to the Notes.

TRUSTEE

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

PAYING AGENT

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You are willing to make an investment based on a fixed rate during the Fixed Rate Payment Period and dependant thereafter on the 3-Month LIBOR plus a spread of 1.00%, subject to the Cap.

}	You believe the 3-Month LIBOR will generally be positive on Coupon Determination Dates by an amount sufficient to provide you with a satisfactory return on your investment.

}
You are willing to invest in the Notes based on the fixed rate of 3.25% per annum during the Fixed Rate Payment Period and a capped return thereafter equal to the Cap of 6.50% per annum, which may limit your Coupon on any Coupon Payment Date during the Floating Rate Payment Period.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the Notes to maturity.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You are unwilling to invest in the Notes based on the spread of 1.00% added to the 3-Month LIBOR applicable to the corresponding Coupon Payment Dates during the Floating Rate Payment Period.

}	You are unwilling to invest in the Notes based on the Cap, which may limit the Coupons for each Floating Rate Coupon Period.

}	You are unwilling to invest in the Notes based on the Coupon Rate during the Fixed Rate Payment Period equal to the fixed rate of 3.25% per annum.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the Notes to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

RISK FACTORS

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus.

In addition to the following risks, you should review “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement including the explanation of risks relating to the Notes described in the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“—Additional Risks Relating to Notes With a Reference Asset That Is a Floating Interest Rate, an Index Containing Floating Interest Rates or Based in Part on a Floating Interest Rate.”

The Amount of Each Quarterly Coupon Payable During the Floating Rate Payment Period is Uncertain and Could be Equal to Zero

You will receive a Coupon on the applicable Coupon Payment Date during the Floating Rate Payment Period based on a rate per annum equal to the 3-Month LIBOR plus 1.00%, subject to the Cap of 6.50% per annum.  The 3-Month LIBOR may be influenced by a number of factors, including (but not limited to) monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors.  The effect that any single factor may have on the 3-Month LIBOR may be partially offset by other factors.  We cannot predict the factors that may cause the 3-Month LIBOR to increase or decrease.  A decrease in 3-Month LIBOR below 5.50% applicable to a Coupon Payment Date during the Floating Rate Payment Period will result in a reduction of the applicable Coupon.  A 3-Month LIBOR that is -1.00% or less will cause the Coupon Rate for the applicable Coupon Payment Date during the Floating Rate Payment Period to be equal to zero.  Each quarterly Coupon after April 18, 2013 may be equal to zero, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. You should consider, among other things, the overall potential annual Coupon Rate to maturity of the Notes as compared to other investment alternatives.

The Notes are Not Ordinary Debt Securities and the Coupon Rate is Not Fixed for any Floating Rate Coupon Period and is Variable.

The Coupon Rate is not fixed for any Floating Rate Coupon Period, but will vary depending on the 3-Month LIBOR plus 1.00%, subject to the Cap, which may be less than returns otherwise payable on debt securities issued by us with similar maturities.  The variable interest rate on the Notes, while determined, in part, by reference to the 3-Month LIBOR, does not actually pay at such rate.  We have no control over any fluctuations in the 3-Month LIBOR.

Credit Risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the Notes, including the return of the Principal Amount at maturity or any Coupon payable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

Your Coupon Rate for Each Coupon Payment Date during the Floating Rate Payment Period is Limited By the Cap.

 For each Coupon Payment Date during the Floating Rate Payment Period, the Coupon Rate will be capped at the Cap of 6.50% per annum.  As a result, you will not participate in any 3-Month LIBOR in excess of 5.50%.  YOUR COUPON RATE WILL NOT BE GREATER THAN THE CAP.

The Notes are Not Insured by Any Governmental Agency of the United States or Any Other Jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of the Issuer, HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amount payable on the Notes.

Certain Built-In Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity.

While the payment of the Coupons and the Payment at Maturity described in this pricing supplement are based on the full aggregate Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing, if at all, to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

Variable Price Reoffering Risks.

HSBC offered the Notes from time to time for sale at varying prices determined at the time of each sale, provided that such prices were not less than $980.00 per $1,000 Principal Amount of Notes or more than $1,000 per $1,000 Principal Amount of Notes.  Accordingly, there is a risk that the price you paid for the Notes was higher than the prices paid by other investors based on the date and time you made your purchase, from whom you purchased the Notes (e.g., directly from HSBC or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your Notes in a brokerage account, a fiduciary or fee-based account or another type of account and other factors beyond our control.

The Notes Lack Liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to readily trade or sell the Notes. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price at which HSBC Securities (USA) Inc. is willing, if at all, to buy the Notes.

Potential Conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

The 3-Month LIBOR, and Therefore the Value of the Notes, May be Volatile and Will Be Affected By a Number of Factors.

The 3-Month LIBOR, and therefore the value of the Notes is subject to volatility due to a variety of factors, including but not limited to:

•     interest and yield rates in the market,
•     changes in, or perceptions, about the future 3-Month LIBOR,
•     general economic conditions,
•     policies of the Federal Reserve Board regarding interest rates.
•     supply and demand among banks in London for U.S. dollar-denominated deposits with approximately a three month term,
•     sentiment regarding underlying strength in the U.S. and global economies,
•     expectations regarding the level of price inflation,
•     sentiment regarding credit quality in the U.S. and global credit markets,
•     central bank policy regarding interest rates,
•     inflation and expectations concerning inflation,
•     performance of capital markets,
•     geopolitical conditions and economic, financial, political, regulatory or judicial events that affect markets generally and that may affect the
       3-Month LIBOR,
•     the time remaining to the maturity of the Notes, and
•     the creditworthiness of the Issuer.

The impact of any of the factors set forth above may enhance or offset some of any of the changes resulting from another factor or factors. Increases or decreases in the 3-Month LIBOR could result in the corresponding Coupon Rate decreasing or a Coupon Rate of zero and thus in the reduction of the Coupon payable on the Notes.

ILLUSTRATIVE EXAMPLES

The following table indicates the Coupons payable on the Coupon Payment Dates during the Fixed Rate Payment Period. The dates in the table below refer to originally scheduled Coupon Payment Dates during the Fixed Rate Payment Period and may be postponed as described herein.

Coupon Payment Date (expected)	Coupon Rate Per Annum	Coupon
July 18, 2011	3.25%	$8.13
October 18, 2011	3.25%	$8.13
January 18, 2012	3.25%	$8.13
April 18, 2012	3.25%	$8.13
July 18, 2012	3.25%	$8.13
October 18, 2012	3.25%	$8.13
January 18, 2013	3.25%	$8.13
April 18, 2013	3.25%	$8.13

The following scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the 3-Month LIBOR and we cannot predict the 3-Month LIBOR on any Coupon Determination Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the 3-Month LIBOR. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Coupon determination for a $1,000.00 Principal Amount of Notes.

Hypothetical 3- Month LIBOR		Spread	Cap	Hypothetical Coupon Rate Per Annum	Hypothetical Coupon
8.00%	+	1.00%	6.50%	6.50%	$16.25
7.00%	+	1.00%	6.50%	6.50%	$16.25
6.00%	+	1.00%	6.50%	6.50%	$16.25
5.00%	+	1.00%	6.50%	6.00%	$15.00
4.00%	+	1.00%	6.50%	5.00%	$12.50
3.80%	+	1.00%	6.50%	4.80%	$12.00
3.60%	+	1.00%	6.50%	4.60%	$11.50
3.40%	+	1.00%	6.50%	4.40%	$11.00
3.20%	+	1.00%	6.50%	4.20%	$10.50
3.00%	+	1.00%	6.50%	4.00%	$10.00
2.80%	+	1.00%	6.50%	3.80%	$9.50
2.60%	+	1.00%	6.50%	3.60%	$9.00
2.40%	+	1.00%	6.50%	3.40%	$8.50
2.20%	+	1.00%	6.50%	3.20%	$8.00
2.00%	+	1.00%	6.50%	3.00%	$7.50
1.80%	+	1.00%	6.50%	2.80%	$7.00
1.60%	+	1.00%	6.50%	2.60%	$6.50
1.40%	+	1.00%	6.50%	2.40%	$6.00
1.20%	+	1.00%	6.50%	2.20%	$5.50
1.00%	+	1.00%	6.50%	2.00%	$5.00
0.90%	+	1.00%	6.50%	1.90%	$4.75
0.80%	+	1.00%	6.50%	1.80%	$4.50
0.70%	+	1.00%	6.50%	1.70%	$4.25
0.60%	+	1.00%	6.50%	1.60%	$4.00
0.50%	+	1.00%	6.50%	1.50%	$3.75
0.40%	+	1.00%	6.50%	1.40%	$3.50
0.30%	+	1.00%	6.50%	1.30%	$3.25
0.20%	+	1.00%	6.50%	1.20%	$3.00
0.10%	+	1.00%	6.50%	1.10%	$2.75
0.00%	+	1.00%	6.50%	1.00%	$2.50

Example 1:  On a Coupon Determination Date, the 3-Month LIBOR is equal to 2.00%.  Because the 3-Month LIBOR plus 1.00% is  3.00%, which is less than the Cap, the Coupon Rate for such Coupon Payment Date during the Floating Rate Payment Period is 3.00% per annum and the Coupon payment on the relevant Coupon Payment Date during the Floating Rate Payment Period would be $7.50 per $1,000 Principal Amount of Notes calculated as follows:

1,000 × Coupon Rate × 90/360
= $1,000 × 3.00% × 90/360
= $7.50

Example 2:  On a Coupon Determination Date, the 3-Month LIBOR is equal to 8.00%.  Because the 3-Month LIBOR plus 1.00% is 9.00%, which is greater than the Cap, the Coupon Rate for such Coupon Payment Date during the Floating Rate Payment Period is equal to the Cap of 6.50% per annum and the Coupon payment on the relevant Coupon Payment Date during the Floating Rate Payment Period would be $16.25 per $1,000 Principal Amount of Notes, the maximum payment on the Notes, calculated as follows:

1,000 × Coupon Rate × 90/360
= $1,000 × 6.50% × 90/360
= $16.25

HISTORICAL PERFORMANCE OF THE 3-MONTH LIBOR

The following graphs sets forth the historical performance of the 3-Month LIBOR based on the daily historical closing levels from January 3, 2006 through April 13, 2011.  We obtained the closing levels below from Bloomberg Professional® Service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® Service.

The 3-Month LIBOR, as appeared on Reuters page “LIBOR01” on April 13, 2011 was 0.27800%.

Historical Performance of the 3-Month LIBOR

Source: Bloomberg Professional® Service

The historical 3-Month LIBOR should not be taken as an indication of future performance, and no assurance can be given as to the 3-Month LIBOR relevant to any Coupon Payment Date during the Floating Rate Payment Period. We cannot give you assurance that the performance of the 3-Month LIBOR will result in any Coupon Rate, other than with respect to Coupon Payments Dates originally scheduled to occur on or before April 18, 2013, will provide a satisfactory return on your investment.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in Payment at Maturity on page PS-1 in this pricing supplement and (ii) any accrued but unpaid interest payable based upon the Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months.  In such a case, the London Banking Day immediately preceding the date of acceleration will be used as the Coupon Determination Date for purposes of determining the Coupon payable on the Notes on the accelerated Maturity Date.  The accelerated Maturity Date will be the fifth Business Day following the accelerated final Coupon Determination Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

HSBC sold the Notes from time to time in one or more negotiated transactions at varying prices determined at the time of each sale; provided, however, that such price was not less than $980.00 per Principal Amount of Notes and not more than $1,000.00 per Principal Amount of Notes.

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers or will offer the Notes directly to investors. HSBC USA Inc. or one of our affiliates will pay varying discounts and commissions with a weighted average commission of 1.00% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  We and each holder of Notes (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) agree to treat the Notes for U.S. federal income tax purposes as indebtedness issued by us that is subject to the special U.S. Treasury Regulations applicable to variable rate debt instruments.  Accordingly, interest paid on the Notes generally should be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, a U.S. holder (as defined in the accompanying prospectus supplement) must include any original issue discount in income as ordinary interest as it accrues, possibly in advance of receipt of cash attributable to such income.  You should review the discussion set forth in “Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes – Variable Rate Debt Instruments” in the accompanying prospectus supplement.  In general, gain or loss realized on the sale, exchange or other disposition of the Notes will be capital gain or loss.  Prospective investors should consult their tax advisors as to the federal, state, local and other tax consequences to them of the purchase, ownership and disposition of Notes.

TABLE OF CONTENTS
You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

 $2,904,000 Fixed to Floating Rate
Notes due April 18, 2018

April 13, 2011

PRICING SUPPLEMENT

Pricing Supplement
General	PS-3
Investor Suitability	PS-4
Risk Factors	PS-5
Illustrative Examples	PS-7
Historical Performance of the 3-Month LIBOR	PS-8
Events of Default and Acceleration	PS-9
Supplemental Plan of Distribution (Conflicts of Interest)	PS-9
Certain U.S. Federal Income Tax Considerations	PS-9

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59